As filed with the Securities and Exchange Commission on February 16, 2021

Registration No. 333‑

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SiTime Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	02-0713868 (I.R.S. Employer Identification No.)

5451 Patrick Henry Drive Santa Clara, California (Address of principal executive offices)	95054 (Zip Code)

SiTime Corporation 2019 Stock Incentive Plan

(Full title of the plan)

Rajesh Vashist

Chief Executive Officer

SiTime Corporation

5451 Patrick Henry Drive

Santa Clara, California 95054

(Name and address of agent for service)

(408) 328-4400

(Telephone number, including area code, of agent for service)

Copies to:

Vincent Pangrazio

EVP, Chief Legal Officer and Corporate Secretary
5451 Patrick Henry Drive

Santa Clara, California 95054

(408) 328-4400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	514,508(2)	$133.00(3)	$68,429,564	$7,465.67
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or become issuable under the SiTime Corporation 2019 Stock Incentive Plan in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents an automatic annual increase equal to 3% of the total number of shares of the common stock outstanding on the last of the immediately preceding fiscal year, which annual increase is provided by the Registrant’s 2019 Stock Incentive Plan.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based upon $133.00, which is the average of the high and low selling prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on February 10, 2021.

EXPLANATORY NOTE

This Registration Statement is being filed by SiTime Corporation (the “Registrant”) for the purpose of registering 514,508 additional shares of Registrant’s Common Stock under the Registrant’s 2019 Stock Incentive Plan (the “Plan”) pursuant to the provisions of the Plan providing for an automatic increase in the number of shares of Common Stock reserved and available for issuance under the Plan.

These additional shares of Common Stock are securities of the same class as other securities for which the Registrant’s Registration Statements on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2019 (File No. 333-235255) and March 3, 2020 (File No. 333-236847) (collectively, the “Prior Forms S-8”). This Registration Statement relates to securities of the same class as that to which the Prior Forms S-8 relate, and is submitted in accordance with General Instruction E to Form S-8. Pursuant to General Instruction E of Form S-8, the contents of the Prior Forms S-8, to the extent relating to the registration of Common Stock issuable under the Plan, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART II

Item 8.Exhibits.

EXHIBITS

Exhibit No.	Description

4.1

Restated Certificate of Incorporation of the Registrant as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed November 26, 2019 (File no. 001-39135)).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed June 9, 2020 (File no. 001-39135)).

4.3

Specimen common stock certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-234305), as declared effective by the Commission on November 20, 2019 (the “Form S-1”)).

5.1	Opinion of Cooley LLP.

23.1	Consent of BDO USA, LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).

99.1

SiTime Corporation 2019 Stock Incentive Plan and Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice, Restricted Stock Unit Agreement, and Restricted Stock Agreement thereunder, as amended (incorporated by reference to Exhibit 10.2 to the Form S-1).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on February 16, 2021.

SiTime Corporation

By	/s/ Rajesh Vashist
Rajesh Vashist
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajesh Vashist and Arthur D. Chadwick and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S‑8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajesh Vashist	Chief Executive Officer and Director (Principal Executive Officer)	February 16, 2021
Rajesh Vashist

/s/ Arthur D. Chadwick	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	February 16, 2021
Arthur D. Chadwick

/s/ Raman K. Chitkara	Director	February 16, 2021
Raman K. Chitkara

/s/ Edward H. Frank	Director	February 16, 2021
Edward H. Frank

/s/ Torsten G. Kreindl	Director	February 16, 2021
Torsten G. Kreindl

/s/ Katherine E. Schuelke	Director	February 16, 2021
Katherine E. Schuelke

/s/ Akira Takata	Director	February 16, 2021
Akira Takata

/s/ Tom D. Yiu	Director	February 16, 2021
Tom D. Yiu